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                           FORM OF FIRST AMENDMENT TO
                            AUCTION AGENCY AGREEMENT
                                     BETWEEN
                      RMR HOSPITALITY AND REAL ESTATE FUND
                                       AND
                              THE BANK OF NEW YORK

         This First Amendment (the "Amendment") to the Auction Agency Agreement, dated June 14, 2004 (the "Agreement"), between RMR Hospitality and Real Estate Fund (the "Fund") and The Bank of New York (the "Auction Agent") is entered into effective the ___ day of September, 2005.

         WHEREAS the Agreement provides for the Auction Agent to perform certain duties as agent in connection with each Auction (as defined in the Agreement) of a series of auction preferred shares, par value $.0001 per share, designated Series Th Preferred Shares, liquidation preference $25,000 per share ("Preferred Shares"), pursuant to Article X of the Fund's Bylaws (as defined in the Agreement), and as the transfer agent, registrar, distribution paying agent and redemption agent with respect to the Preferred Shares for which the Fund pays the Auction Agent;

         WHEREAS the Fund issued 680 Preferred Shares on June 14, 2004 (the "Outstanding Series Th Preferred Shares"); and

         WHEREAS the Fund proposes to issue an additional 440 Preferred Shares on or about September __, 2005 (the "New Series Th Preferred Shares" and, together with the Outstanding Series Th Preferred Shares, the "Outstanding Shares").

         WHEREAS it is required to have separate CUSIP numbers for each of the Outstanding Series Th Preferred Shares and New Series Th Preferred Shares in order to facilitate the [first Interest Payment] after the [Closing Date].

         WHEREAS on the Auction Date immediately preceding [second/first] [Interest Payment Date] of the New Series Th Preferred Shares separate CUSIPs will not be required as a result of both the Outstanding Series Th Preferred Shares and New Series Th Preferred Shares having identical [Rate Periods].

         NOW, THEREFORE, the Fund and the Auction Agent hereby agree to amend the Agreement as herein provided.

         1. AUCTIONS FOR THE OUTSTANDING SHARES. The Auction Agent hereby agrees to conduct an Auction for the Outstanding Shares.

         2. MERGING OF THE TWO CUSIP NUMBERS. Commencing on September [__] the Auction Agent is hereby directed to merge the CUSIP numbers for the New Series Th Preferred Shares (CUSIP No. _________) into the CUSIP number for the Outstanding Series Th Preferred Shares.


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     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Agreement to be duly executed and delivered by their proper and duly authorized officers as of the __ day of September, 2005.



                                RMR HOSPITALITY AND REAL ESTATE FUND


                                By:
                                   ------------------------------------------
                                   Name:
                                   Title:


                                THE BANK OF NEW YORK, as Auction Agent


                                By:
                                   ------------------------------------------
                                   Name:
                                   Title: